PROSPECTUS SUPPLEMENT NO. 19	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated May 1, 2006)	Registration No. 333-133072
UROPLASTY, INC.
1,918,809 Shares of Common Stock
and
1,180,928 Shares of Common Stock
Issuable Upon Exercise of Warrants
This prospectus supplement relates to shares of our common stock that may be sold at various times by certain selling shareholders. You should read this prospectus supplement no. 19, the prior prospectus supplements and the prospectus dated May 1, 2006, which are to be delivered with this prospectus supplement. Our May 1, 2006 prospectus is a combined prospectus under Rule 429(a) of the Securities Act of 1933, as amended, with our prior prospectus dated July 29, 2005 and supplements thereto (See Registration No. 333-126737 filed with the Securities and Exchange Commission on July 20, 2005 and declared effective on July 29, 2005).
This prospectus supplement contains our Current Report on Form 8-K relating to our plan to exit the I-Stop sling product in the U.S. This report was filed with the Securities and Exchange Commission on March 7, 2007. The attached information supplements and supersedes, in part, the information contained in the prospectus.
Our common stock is traded on the American Stock Exchange under the symbol “UPI.” On March 7, 2007, the closing price of our common stock on the American Stock Exchange was $3.06 per share.
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 6 of the prospectus to read about factors you should consider before buying shares of the common stock.
Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus Supplement dated March 8, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 7, 2007
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989 (Commission File No.)	41-1719250 (IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
5420 Feltl Road
Minnetonka, Minnesota 55343
(Address of principal executive offices)
952-426-6140
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
Item 2.05. Costs Associated with Exit or Disposal Activities
SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement
On March 2, 2007, we terminated our February 15, 2006 U.S. distribution agreement for the I-StopTM sling product with CL Medical s.a.r.l., the manufacturer, with no further obligations to purchase any additional inventory. We plan to phase out distribution of the I-Stop sling in the U.S. in the fourth fiscal quarter ending March 31, 2007. During the nine months ended December 31, 2006, the I-Stop sling accounted for approximately 17% of our sales to customers in the U.S.
Item 2.05. Costs Associated with Exit or Disposal Activities
We expect to incur in the fourth fiscal quarter ending March 31, 2007 approximately $200,000 of one-time, pre-tax charges for write-off of the I-Stop sling inventory pursuant to our March 2007 decision to phase out the distribution of the product in the U.S.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: March 7, 2007

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer